UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 11, 2009
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 725-2200
(Company’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.
On Monday, May 11, 2009, Capital Corp of the West (the “Company”), filed for voluntary bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of California, Fresno Division (the “Bankruptcy Court”), under case number 09-14298. The proceeding is entitled In re Capital Corp of the West. The court website is www.caeb.uscourts.gov .
The Bankruptcy Court assumed jurisdiction over the assets of the Company as of the date of the filing of the bankruptcy petition. The Company will remain in possession of its assets and continue to manage its assets as debtor-in-possession, subject to the provisions of the U.S. Bankruptcy Code and the supervision and orders of the Bankruptcy Court. To date no trustee or examiner has been appointed. The business operations of its former subsidiary County Bank were discontinued on February 6, 2009 when the California Department of Financial Institutions closed the Bank and appointed the Federal Deposit Insurance Corporation as receiver of the Bank.
Copies of all bankruptcy court filings made by the Company during the bankruptcy case (other than documents filed under seal or otherwise subject to confidentiality protections) will be made available on line at the website established by the Company’s bankruptcy counsel, www.ffwplaw.com. To access documents at the website, click on the “cases” link, enter the email “cases@ffwplaw.com” and the password “password” and then click on the “Capital Corp of the West” folder. Documents also are available at the court website through PACER. The information set forth on the foregoing websites shall not be deemed to be a part of, or incorporated by reference into, this Form 8-K.
The Company has not filed its annual report on Form 10-K for the year ended December 31, 2008, does not intend to hold an annual meeting of shareholders in 2009 and anticipates that there will be no funds available for distribution to any equity holders of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)
Dated: May 12, 2009	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President & Chief Financial Officer

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